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                                                                    EXHIBIT 10.4

                        AMENDMENT TO EMPLOYMENT AGREEMENT

            THIS IS AN AMENDMENT (the "AMENDMENT") to that certain Employment Agreement (the "AGREEMENT"), dated as of the 25th day of April, 2002 by and among MPOWER COMMUNICATIONS CORP., a Nevada corporation (the "COMPANY"), and S. Gregory Clevenger ("EXECUTIVE"). Terms defined in the Agreement and not otherwise defined herein have the meaning given to them in the Agreement.

            The Company and Executive, for and in consideration of the promises, terms and conditions contained herein, do hereby agree to make the following amendments to the Agreement.

            1. Section 1 of the Agreement is amended, in its entirety, to read as follows:

            "EMPLOYMENT TERM. Subject to earlier termination in accordance with the provisions hereof, this Agreement, as modified by as amendment dated as of September 18, 2002 (the "AMENDMENT") shall become effective as of the date of the Amendment (the "EFFECTIVE DATE") and the term of your employment with the Mpower Communications Corporation (the "COMPANY") pursuant to this Agreement (the "TERM") shall expire on September 18, 2003; provided, however, that the Term shall automatically be extended for an additional one-year period on September 18, 2003 (the "EXTENSION DATE") unless at least 60 days prior to the Extension Date, either party shall give notice to the other in accordance with this Agreement of a desire not to extend the Term."

            2. Section 3.01 of the Agreement is amended to delete the phrase "$225,000" in the second line thereof and replace it with the phrase "$300,000."

            3. Section 3.04 of the Agreement is deleted in its entirety, and is replaced by the following:

            "(a) Not later than September 18, 2002 (the "GRANT DATE"), Executive shall be granted stock options to purchase 100,000 shares of the Company's common stock (the "NEW OPTIONS"). Such New Options shall
            (i) have an exercise price equal to $.22 per share, (ii) vest in three (3) equal installments on each of the first three anniversaries of the Grant Date, (iii) have a term (the "TERM") of
            (10) years from the Grant Date, (iv) remain exercisable, to the extent vested on the Termination Date, for five (5) years after the termination of Executive's employment with the Company for any reason, but in no event after the expiration of the Term, and (v) be non-qualified options within the meaning of the Internal Revenue Code.

            (b) All of Executive's unexercised stock options as of the Effective Date, other than the New Options (the "EXISTING OPTIONS") shall be amended so that they remain exercisable, to the extent vested on the Termination Date, for five (5)
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            years after the termination of Executive's employment with the
            Company for any reason, but in no event later than 10 years after the date they were granted."

            4. Section 4.02 of the Agreement, from sub-section (ii) through the end of the paragraph, is amended read as follows:

            "(ii) a severance benefit (the "SEVERANCE BENEFIT") equal to two times (a) the Fixed Salary immediately preceding the Termination Date and (b) the "HIGHEST BONUS", where the Highest Bonus equals the greater of the Annual Bonus paid by the Company to Executive (x) during the twelve (12) month period immediately preceding the Termination Date, or (y) during the twelve (12) month period immediately preceding the Effective Date"); provided, however, that Executive shall have no right to have paid or payable from the Trust adopted by Company on October 23, 2001 pursuant to a Trust Agreement with HSBC Bank USA as . trustee (the "OLD TRUST"), any portion of his Severance Benefit (i) attributable to any increase in Executive's Fixed Salary after March 31, 2002, or (ii) otherwise in excess of the Severance Benefit or other severance payment that Executive would have been eligible to receive if his employment with the Company had terminated as of March 31, 2002 under circumstances entitling him to a Severance Benefit or other severance payment. Payment of the Severance Benefit shall be contingent upon Executive's execution of a waiver and release of claims (a "RELEASE") in favor of the Company and its affiliates and their respective employees and agents, substantially in the form set forth in Appendix A." The Severance Benefit shall be paid by the Company in a lump-sum, no later than two (2) business days after the expiration of the Revocation Period, as defined in the Release."

            5. Section 4.04 of the Agreement is deleted in its entirety, and
Section 6 of the Agreement is amended to add the following to the definition of "Good Reason":

            "(iii) any resignation by Executive, for any reason, occurring not earlier than 90 days or later than 270 days after a Change of Control; and (iv) the relocation of Executive's principal place of business to a location that is more than 35 miles from Executive's principal place of business on the Effective Date.

                  For the purposes of this Agreement, a "CHANGE OF CONTROL"
            shall be deemed to have occurred if: (i) by any method, transaction, or series of related transactions, more than 50% of the outstanding shares of the Company or beneficial ownership thereof are acquired by persons other than the members of the Board, those persons who were more than 5% stockholders of the Company prior to the Effective Date, employees of the Company and any of their immediate family members and affiliates, and there is a change in the membership of the Board, such that fewer than 50% of the members of the Board are persons who served in such position prior to the change in ownership; (ii) there is a merger or consolidation of the Company in which the Company is not the continuing or surviving entity or pursuant to which the Company's shares are converted into cash, securities or other property; or (iii) the Company sells, leases or exchanges


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            all or substantially all of its assets or the Company's stockholders approve the liquidation or dissolution of the Company."

            6. Miscellaneous. Except as modified this Amendment, all terms and conditions of the Agreement shall remain in full force and effect. It is the intention of the parties hereto that if this Amendment is void, becomes voidable, or otherwise is or becomes unenforceable as drafted, then the Agreement shall continue in full force and effect, in accordance with the terms and conditions thereof immediately prior to the execution of this Amendment. This Amendment may be executed in any number of counterparts which together shall constitute one instrument, shall be governed by and construed in accordance with the laws and decisions of the State of New York applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws.


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            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of this 20th day of September , 2002.

                                         MPOWER COMMUNICATIONS CORP.

                                         By: /s/ Rolla P. Huff
                                             ----------------------------------
                                             Rolla P. Huff
                                             Chairman and CEO


                                             /s/ S. Gregory Clevenger
                                             ----------------------------------
                                             S. Gregory Clevenger



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